Exhibit 99.B(d)(21)

Schedule B

to the

Sub-Advisory Agreement

between

SEI Investments Management Corporation

and

Neuberger Berman Investment Advisers LLC

As of December 12, 2013, as amended January 1, 2016 and March 29, 2017

Pursuant to Paragraph 4, the Adviser shall pay the Sub-Adviser compensation at an annual rate as follows:

SEI Institutional International Trust

Emerging Markets Debt Fund                                                                                 [REDACTED]

International Equity Fund

The fee schedule below will be applied to the sum of the average daily value of the Assets of the SEI Institutional International Trust International Equity Fund and the average daily value of the assets of any other SEI mutual fund or account to which the Sub-Adviser may now or in the future provide investment advisory/sub-advisory services pursuant to an international equity mandate (each an “International Equity Fund”, collectively the “International Equity Funds”). The pro rata portion of the total fee (as determined pursuant to this paragraph) attributable to each International Equity Fund will be based on the relative values of the average daily Assets of the International Equity Funds managed by Sub-Adviser (as set forth below):

[REDACTED]

As of the effective date of this Schedule B the International Equity Funds are as follows:

•                  SEI Institutional International Trust International Equity Fund; and

•                  Canada EAFE Equity Fund

Emerging Markets Equity Fund

The fee schedule below will be applied to the sum of the average daily value of the Assets of the SEI Institutional International Trust Emerging Markets Equity Fund and the average daily value of the assets of any other SEI mutual fund or account to which the Sub-Adviser may now or in the future provide investment advisory/sub-advisory services pursuant to an emerging markets/global equity mutual fund or account  (each an “Emerging Markets/Global Equity Fund”, collectively the “Emerging Markets/Global Equity Funds”). The pro rata portion of the total fee (as determined pursuant to this paragraph) attributable to each Emerging Markets/Global

Equity Fund will be based on the relative values of the average daily Assets of the Emerging Markets/Global Equity Funds managed by Sub-Adviser (as set forth below):

[REDACTED]

As of the effective date of this Schedule B the Emerging Markets/Global Equity Funds are as follows:

•                  SEI Institutional International Trust Emerging Markets Equity Fund;

•                  SEI Global Master Fund PLC The SEI Emerging Markets Equity Fund;

•                  (SEI Canada) Emerging Markets Equity Fund

Agreed and Accepted:

SEI Investments Management Corporation	Neuberger Berman Investment Advisers LLC

By:	By:
/s/ William T. Lawrence	/s/ Scott Kilgallen

Name:	Name:
William T. Lawrence	Scott Kilgallen

Title:	Title:
Vice President	Managing Director